Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT

June 13, 2016

This TRANSACTION SUPPORT AGREEMENT (together with all exhibits, annexes and schedules attached hereto, including but not limited to the Exchange Offer Term Sheet attached hereto as Exhibit B (the “Term Sheet”), each as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and among (i) Toys “R” Us, Inc. (the “Company”, and together with ExchangeCo (as defined below) upon it becoming a party hereto pursuant to Section 7 hereof, the “Company Parties”) and (ii) the undersigned holders (including beneficial owners or investment managers of beneficial owners) of Existing 2017 Notes (as defined herein) and/or of Existing 2018 Notes (as defined herein) (together with any Joining Party (as defined herein) pursuant to Section 20 hereof, the “Support Parties”). Each of the Company Parties and the Support Parties shall be referred to as a “Party” and, collectively, as the “Parties”.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Term Sheet.

RECITALS

WHEREAS, prior to the date hereof, the Parties have discussed the possibility of consummating exchange offers (the “Exchange Offers”) relating to the Company’s outstanding:

(a) 10.375% Senior Notes due 2017 (the “Existing 2017 Notes”) issued under that certain indenture, dated as of August 1, 2012, among the Company, as issuer, and The Bank of New York Mellon, as trustee, as amended from time to time; and

(b) 7.375% Notes due 2018 (the “Existing 2018 Notes” and, together with the Existing 2017 Notes, the “Existing Notes”) issued under that certain indenture, dated as of May 28, 2002, among the Company, as issuer, and The Bank of New York, as trustee, as amended from time to time;

WHEREAS, the Parties have engaged in arm’s length, good faith discussions with the objective of reaching an agreement regarding the Exchange Offers; and

WHEREAS, subject to the Transaction Documents (as defined below), the following sets forth the agreement among the Parties concerning their support, subject to the terms and conditions hereof, for the Exchange Offers.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1.	Exchange Offers.

(a) The Exchange Offers will be private exchange offers to “Qualified Institutional Buyers” (“QIBs”), as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons pursuant to Regulation S (“Regulation S”) under the Securities Act (“Non-U.S. Persons”) (such QIBs and Non-U.S. Persons, collectively, are referred to herein as “Eligible Holders”), for the exchange of outstanding Existing Notes in accordance with the terms and conditions hereinafter set forth for (A) new Senior Secured Notes due 2021 (the “Exchange Notes”) to be issued by the issuer in the exchange offers (“ExchangeCo”) under a new indenture in form and substance consistent in all material respects with the terms set forth in this Agreement (including, but not limited to, the Term Sheet) and (B) cash, in each case in the amounts set forth in the Term Sheet. In addition, at any time after the date hereof, the Company may determine, in its sole discretion, that the Exchange Offers will also be made to “accredited investors” as defined in Rule 501(a) under the Securities Act (“Accredited Investors”) or institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) (“IAIs”). If the Company makes such a determination, it will provide the Supporting Noteholders and the Legal Advisors (as defined below) notice to that effect, and from and after the date of such notice, Accredited Investors or IAIs, as the case may be, together with QIBs and Non-U.S. Persons will be deemed to be “Eligible Holders” for all purposes under this Agreement.

(b) The Exchange Offers will be implemented pursuant to various actions, agreements and related documentation, including, but not limited to:

(i) documentation to effect the series of internal corporate reorganization transactions resulting in the structure set forth in this Agreement (the “Reorganization Transactions”);

(ii) an offering memorandum for the Exchange Offers (the “Exchange Offer Memorandum”);

(iii) a letter of transmittal for the Exchange Offers (the “Letter of Transmittal” and, collectively with the Exchange Offer Memorandum, the “Exchange Offer Materials”); and

(iv) such other definitive documentation (including, without limitation, an indenture (the “Indenture”), global notes, and security documents and an intercreditor agreement with respect to the Exchange Notes) as is necessary or advisable to consummate the Exchange Offers,

(the documents referred to in the foregoing subsections (i)-(iv), collectively, including all exhibits, annexes, schedules, amendments and supplements thereto, the “Transaction Documents”).

(c) Each of the Transaction Documents shall be in form and substance (x) on the same economic terms and otherwise consistent in all material respects with this Agreement

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(including, but not limited to, the Term Sheet) and (y) reasonably acceptable to the Requisite Specified Provisions Support Parties (as defined below). The Company Parties and its advisors shall reasonably cooperate with Milbank, Tweed, Hadley & McCloy LLP (“MTHM”) and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss,” and, together with MTHM, the “Legal Advisors”) to permit the Legal Advisors to review and comment on, in a timely manner and on a reasonable basis, each of the Transaction Documents, including, without limitation, the Indenture and all related security/lien documentation and perfection instruments, and including any amendment or supplement thereto.

(d) The Exchange Offers contemplated by the Transaction Documents, as may be modified pursuant to the terms of this Agreement, are referred to herein as the “Qualified Transaction.”

(e) The obligations of the Support Parties to consummate the Qualified Transaction are conditioned upon the occurrence of the following conditions, which may be waived by the Support Parties in their sole discretion:

(i) on or before the Solicitation Commencement Date (as defined below), the Company shall have disclosed, by press release, SEC filing or other public disclosure, any then-material nonpublic information that had previously been provided by the Company Parties or their representatives to the Support Parties;

(ii) each of the Transaction Documents that by its terms is to be effective contemporaneously with or prior to consummation of the Exchange Offers shall meet the requirements of the first sentence of Section 1(c) hereof;

(iii) prior to or concurrent with the date and time the Exchange Offers are consummated (the “Closing Date”), the Reorganization Transactions shall have been consummated;

(iv) no modifications, changes or waivers shall have been made with respect to, or in connection with, the Withdrawal Deadline, the Early Tender Date or the Expiration Date; provided that the Company may (a) extend the Withdrawal Deadline for up to 10 business days in its sole discretion, (b) may extend the Withdrawal Deadline or re-open withdrawal rights if in its reasonable judgment, based on advice of counsel, such extension or re-opening is required by applicable law, (c) may extend the Early Tender Date for up to 10 business days in its sole discretion, and (d) may extend the Expiration Date until the date that is five business days prior to the Drop-Dead Date in its sole discretion; provided, however, that in no event will any of the foregoing dates be extended beyond the Drop-Dead Date;

(v) since the date of this Agreement there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, prospects, liabilities, property or operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, taken as a whole;

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(vi) no court of competent jurisdiction or other competent governmental or regulatory authority has issued an injunction, ruling or order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, the Exchange Offer Materials, any of the definitive documentation contemplated hereby or thereby or the performance of the Company Parties’ obligations under the Exchange Notes;

(vii) no Support Termination Event (as defined in Section 8 below) shall have occurred and be continuing, other than (A) a Support Termination Event pursuant to Section 8(c) and (B) with respect to each non-terminating Support Party only, Section 8(b);

(viii) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects;

(ix) On the Closing Date, the Company shall have paid to the Support Parties and the Backstop Party (as defined below) all premiums and amounts due and payable on such date in accordance with this Agreement and any related letter agreement between the Company and such party; and

(x) The Company shall have paid the reasonable and documented fees and expenses of the Legal Advisors pursuant to Section 7(l).

2. Representations of the Support Parties and the Company Parties. Each of the Company Parties, jointly and severally, and each of the Support Parties (solely on its own behalf and not on behalf of any other Support Party), severally and not jointly, hereby represents and warrants that, as of the Execution Date (as defined below), the following statements are true, correct and complete:

(a) It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

(b) The execution, delivery and performance by such Party of this Agreement does not violate (i) any provision of law, rule or regulation applicable to it or any of its subsidiaries or (ii) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries.

(c) This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d) The execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or material filing with, material consent or material approval of, or material notice to, or other material action to, with or by, any federal,

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state or other governmental authority or regulatory body, other than (i) those which have been obtained, taken or made and (ii) if such Party is a Company Party, (A) the filing of UCC financing statements or other filings in connection with the creation of the security interest in the collateral securing the Exchange Notes and (B) any filings with the U.S. Securities Exchange Commission deemed necessary or advisable to comply with such Party’s disclosure obligations.

(e) Such Party acknowledges and agrees that (x) in entering into this Agreement, it is relying entirely upon its own independent review and analysis in consultation with its advisors and has not relied upon any oral or written representations and warranties of any kind or nature by any other Party thereto or their affiliates or advisors, except as specifically set forth in this Agreement and (y) none of the Parties or their affiliates or advisors has made any representations or warranties, express or implied, regarding such Party, the Exchange Notes, the Backstop Notes (as defined below) or any aspect of the transactions contemplated by this Agreement, except as expressly, and not by implication, set forth herein or in the Transaction Documents, and such Party is not relying on any representation or warranty not contained herein or in the Transaction Documents.

3. Representations of the Support Parties. Each of the Support Parties (solely on its own behalf and not on behalf of any other Support Party), severally and not jointly, hereby represents and warrants that, as of the Execution Date (as defined below), the following statements are true, correct and complete:

(a) Such Party (i) either (A) is the sole legal and beneficial owner of the aggregate principal amount of Existing Notes set forth below its name on the signature page hereof (or the Joinder (as defined below)), free and clear of all claims, liens voting restrictions, participation interests and other encumbrances, or (B) has the power and authority to bind the beneficial owner(s) of such Existing Notes to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Existing Notes in respect of matters relating to the Exchange Offers contemplated by this Agreement and dispose of, exchange, assign and transfer such Existing Notes (with respect to each Support Party, the Existing Notes under clauses (A) and (B) listed on such Support Party’s signature page hereto as “Participating Notes” and any additional Existing Notes it owns or has such control over from time to time or acquires after the Execution Date, collectively, its “Participating Notes”; provided, however that Participating Notes shall not include Existing Notes of any entity that a Support Party currently, or in the future, controls, manages or has investment authority with respect to, if such entity is not an Eligible Holder). The aggregate principal amount of Participating Notes of each of the initial Support Parties (for avoidance of doubt, giving effect to the proviso to the definition of “Participating Notes”) as of the date hereof is set forth below its name on the signature pages hereof. Further, such Support Party has made no prior assignment, sale or other transfer of, and has not entered into any other agreement to assign, sell or otherwise transfer, in whole or in part, any portion of its right, title, or interests in such Participating Notes that are subject to this Agreement, the terms of which agreement are, as of the date hereof, currently in effect and inconsistent with the representations and warranties of such Support Party herein or would render such Support Party otherwise unable to comply with its obligations under this Agreement.

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(b) Such Support Party (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company (including the opportunity to speak with representatives of the Company regarding its business and affairs and the terms of the Exchange Offers), in consultation with its advisors, that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an Eligible Holder.

(c) Such Support Party (x) is acquiring the Exchange Notes and, in the case of certain funds and accounts managed by the Backstop Party (as defined in the payment letter dated the date hereof), the Backstop Notes, for the account of funds and accounts it manages with the present intention of holding such securities for purposes of investment, and not with a present view of selling such securities in a public distribution in violation of the federal securities laws and (y) acknowledges and understands that the Exchange Notes and the Backstop Notes are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from ExchangeCo in a transaction not involving a public offering, and such securities may be resold without registration under the Securities Act only pursuant to an applicable exemption from registration (including, if available, Rule 144A under the Securities Act).

(d) The execution, delivery and performance by each Support Party of this Agreement and the performance of their obligations hereunder, do not and will not conflict with or require any consent or approval under any material contract or material agreement to which such Support Party is a party, other than (i) pursuant to this Agreement and (ii) those which have been obtained.

4. Representations of the Company Parties. Each of the Company Parties hereby represents and warrants that, as of the Execution Date (as defined below), the following statements are true, correct and complete:

(a) it is not necessary in connection with the offer, sale and delivery of the Exchange Notes in the manner contemplated by this Agreement to register the Exchange Notes under the Securities Act or to qualify the indenture under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Securities and Exchange Commission promulgated thereunder);

(b) none of the Company Parties, their affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Exchange Notes in a manner that would require the Exchange Notes to be registered under the Securities Act. None of the Company Parties, their Affiliates, or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the Exchange Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Exchange Notes sold in reliance upon Regulation S, (i) none of the Company Parties, their Affiliates or any person acting on its or their behalf has

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engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company Parties and their Affiliates and any person acting on its or their behalf has complied and will comply with the offering restrictions set forth in Regulation S.

(c) the Exchange Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system;

(d) each of the Company Parties is not and, after giving effect to the offering and issuance of the Exchange Notes and the cancellation of the Existing Notes (all as to be described in the Exchange Offer Memorandum), will not be, an “investment company” as defined in the Investment Company Act of 1940;

(e) each of the Transaction Documents, as of the Closing Date (or, in the case of any Transaction Document delivered or executed prior to the Closing Date, as of such earlier date and the Closing Date), will be duly authorized and, with respect to each Transaction Document that is a contract, assuming due authorization, execution and delivery thereof by the other parties to such Transaction Document, when executed and delivered by the applicable Company Parties, will constitute a legal, valid, binding instrument enforceable against the Company Parties in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity);

(f) as of the Closing Date, (i) the Exchange Notes will be duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to holders, including beneficial owners or investment managers of beneficial owners (“Holders”) of the Existing Notes who tender Existing Notes in accordance with the terms of the Exchange Offers, will have been duly executed and delivered by ExchangeCo and will constitute legal, valid and binding obligations of ExchangeCo entitled to the benefits of the Indenture and (ii) the Indenture (including the Guarantees provided for therein) will be duly authorized, and, when executed and delivered by ExchangeCo and the Guarantors, and assuming due authorization, execution and delivery by the trustee, will have been duly executed and delivered by ExchangeCo and the Guarantors, and the Indenture (including, with respect to the Guarantors, the Guarantees provided for therein) will constitute legal, valid and binding obligations of ExchangeCo and the Guarantors (in the case of each of the foregoing clauses (i) and (ii), subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity);

(g) none of the Company Parties or any of their subsidiaries is in violation or default of: (i) any provision of its respective organizational documents; (ii) the terms of any indenture (including, but not limited to, the Existing Notes), contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority

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having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, in the case of each of the foregoing clauses (ii) and (iii), except as would not reasonably be expected to have a material adverse effect;

(h) at the Solicitation Commencement Date, the Withdrawal Deadline, the Expiration Date and the Closing Date, the Exchange Offer Materials, in each case as amended or supplemented as of such date, (i) complied and will comply in all material respects with Rule 14e-1 under the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(i) the execution, delivery and performance by each Party of this Agreement and the transactions contemplated hereby (including, without limitation, the Reorganization Transactions and the Qualified Transaction) do not and will not require any consent or approval under any material contract or material agreement to which such Party is a party, other than (i) pursuant to this Agreement, (ii) those which have been obtained, and (iii) an amendment to, and intercreditor agreement required under, the Company’s European asset-based lending facility.

5. Agreements of the Support Parties; Commitment of the Backstop Party. Subject to the terms and conditions hereof, so long as this Agreement has not terminated with respect to such Support Party or the Backstop Party, as applicable, and except as expressly released by the Company in writing from any of the following obligations:

(a) Each of the Support Parties hereby agrees (i) to validly and timely tender prior to the Early Tender Deadline (as defined in the Exchange Offer Memorandum), any Participating Notes, in accordance with the applicable procedures which will be set forth in the Exchange Offer Materials, and to not withdraw or revoke such tender in the Exchange Offers and (ii) to validly and timely tender prior to the Expiration Date (as defined in the Exchange Offer Memorandum), any Participating Notes acquired after the Early Tender Deadline and prior to the Expiration Date, in accordance with the applicable procedures which will be set forth in the Exchange Offer Materials, and to not withdraw or revoke such tender in the Exchange Offers.

(b) Each of the “Notes Only Parties,” as indicated on each such Support Party’s and, if applicable, such Joining Party’s signature pages (together with any other Support Party that agrees to elect the Notes Only Option with respect to its applicable Participating Notes held as of the date hereof in accordance with this Agreement, collectively, the “Notes Only Parties”), agrees to elect the Notes Only Option (as defined in the Term Sheet) with respect to its applicable Participating Notes held as of the date hereof.

(c) Each Support Party agrees not to support any alternate Exchange Offers or restructuring proposal or take any other actions inconsistent with this Agreement or the Transaction Documents.

(d) Each Support Party agrees to work cooperatively and in good faith with the Company Parties and their advisors to negotiate any documentation necessary to complete the Exchange Offers (including the Transaction Documents).

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(e) Each Support Party agrees to use commercially reasonable best efforts to assist the Company in order to (i) commence the Exchange Offers by 11:59 p.m. on the date that is 30 days after the date hereof; and (ii) obtain the successful consummation of the Exchange Offers by no later than 11:59 p.m. on the date that is 30 business days after the date the Exchange Offers are commenced, including, without limitation, using commercially reasonable best efforts to perform in all material respects the covenants of the Support Parties contained in this Agreement.

(f) Immediately prior to the consummation of the Exchange Offers on the Closing Date, and subject in all respects to the terms and conditions set forth in this Agreement (including, without limitation, the Term Sheet), the Backstop Party agrees to fund, or cause to be funded, the purchase of up to $50.0 million of 12.00% Senior Secured Notes due 2021 issued under the Indenture, and constituting the same class of securities as the Exchange Notes (the “Backstop Notes”), pursuant to the “Backstop Commitment” provisions of the Term Sheet.

None of the foregoing agreements of the Support Parties shall be deemed to restrict any Support Party from trading in any loan or security of the Company or any of its subsidiaries (other than the Existing Notes), or exercising its rights as a lender or holder of any such loan or other security under the applicable debt documents.

6.	Transfers of Participating Notes

(a) Each Support Party agrees that, so long as this Agreement has not terminated with respect to such Support Party, it shall not sell, transfer, assign or otherwise dispose of any of its Participating Notes, or any option thereon or any right or interest (voting or otherwise) in any of its Participating Notes (including, without limitation, any participation therein), except to a party that (i) is a Support Party; provided that any such Participating Notes shall automatically be deemed to be subject to the terms of this Agreement, and any election to exchange Participating Notes made by the Support Party transferor shall be binding upon the transferee to the extent provided in this Agreement; or (ii) an Eligible Holder that executes and delivers a Joinder (as defined below) to the Company Parties on or prior to the date of the relevant transfer, in which case such transferee shall be deemed to be a Support Party for purposes of this Agreement; provided, however, that (A) any transfer of 2017 Notes by a Notes Only Party may only be made to another party that agrees to be treated as a Notes Only Party hereunder and (B) any transfer of Participating Notes may only be made to a Support Party (including, for the avoidance of doubt, a transferee that becomes a Support Party as a result of its execution of a Joinder in connection with the applicable Transfer) that agrees that such Existing Notes will remain Participating Notes in accordance with the terms of this Agreement. Subject to clause (c) below, the Company shall be deemed to have acknowledged such transfer, and any election to exchange or not to exchange Participating Notes made by the Support Party transferor shall be binding upon the transferee. Any transfer of Participating Notes by a Support Party that does not comply with the procedures set forth in this Agreement shall be deemed void without the need for further action. Notwithstanding anything to the contrary herein, a Qualified Marketmaker (as defined below) that acquires any of the Participating Notes with the purpose and intent of acting as a Qualified Marketmaker for such Participating Notes, shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Participating Notes (by purchase, sale, assignment,

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participation, or otherwise) to a Support Party in accordance with subclause (i) above or to a Joining Party (as defined below) in accordance with clause (c) below, and in either case such that the acquiring Support Party or Joining Party, as applicable, is an Eligible Holder that may validly and timely tender such Participating Notes prior to the expiration of the applicable deadline pursuant to Section 5(a). As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of a Support Party (or enter with customers into long and short positions in claims against a Support Party), in its capacity as a dealer or market maker in claims against a Support Party and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). For the avoidance of doubt, the foregoing restrictions on transfer shall not be violated as a result of Participating Notes currently being out for loan pursuant to a securities lending program so long as the Support Party recalls such Participating Notes prior to the Solicitation Commencement Date.

(b) This Agreement shall in no way be construed to preclude any Support Party from acquiring additional Existing Notes; provided that any such additional Existing Notes shall automatically be deemed to be Participating Notes of such Support Party and shall be subject to all of the terms of this Agreement and any applicable related letter agreement between the Company and such Support Party. Each Support Party agrees to notify its counsel of such acquisition or disposition of any Existing Notes, including the aggregate principal amount acquired or disposed of, within three (3) business days of the consummation of such transaction, other than with respect to any Existing Notes acquired by such Support Party in its capacity as a Qualified Marketmaker. Any transfer notices provided to counsel for the Support Parties in connection with the foregoing will be made available by such counsel on a confidential basis to the Company’s counsel and shall not be disclosed by the Company’s counsel to any third party except as required by law, subpoena, or other legal process or regulation, or on a confidential basis to the Company and its financial advisors.

(c) Each Support Party agrees that, prior to consummating the applicable sale or other transfer, it will cause any person (other than a Qualified Marketmaker) that receives or acquires a portion of the Participating Notes pursuant to a sale or other transfer by such Support Party to agree to be bound by all of the terms of this Agreement (as the same may be hereafter modified from time to time) (a “Joining Party”) by executing and delivering to counsel for the Company a joinder in the form of Exhibit A hereto (the “Joinder”), which Joinder may also be used by Holders of Existing Notes that are not Participating Notes who wish to become a party to this Agreement as set forth in Section 20 of this Agreement. The Joining Party shall thereafter be deemed to be a Support Party and a Party for all purposes under this Agreement. Each Joining Party shall indicate, on the appropriate schedule of its Joinder, the number and amount of Existing Notes held by such Joining Party, which shall be deemed to be Participating Notes of such Joining Party and shall be subject to all of the terms of this Agreement. Upon consummation of the transfer of such Participating Notes to the Joining Party, the Joining Party hereby makes the representations and warranties of the Support Parties set forth in Sections 2 and 3 of this Agreement to the other Parties. For avoidance of doubt, the Company Parties shall have no obligation hereunder or under any related letter agreement dated the date hereof to pay any fee, premium or other amount to any Joining Party (other than a Joining Party that attains such status in connection with a transfer effected pursuant to Section 6 of this Agreement).

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7. Agreements of the Company Parties. Subject to the terms and conditions hereof (including, for avoidance of doubt, clause (ii) of the last paragraph of Section 8), for so long as this Agreement has not been terminated with respect to all Support Parties upon the occurrence of one or more Support Termination Events (as defined in Section 8 below) and except as expressly released by each Support Party in writing from any of the following obligations, the Company Parties agree:

(a) to use commercially reasonable best efforts to commence the Exchange Offers by no later than 11:59 p.m. on the date that is 30 days after the date hereof (such date on which the Exchange Offers are commenced, the “Launch Date”);

(b) to use commercially reasonable best efforts to obtain the successful consummation of the Exchange Offers by 11:59 p.m. on the date that is 30 business days after the Launch Date, including, without limitation, using commercially reasonable best efforts to perform in all material respects the covenants of the Company Parties contained in this Agreement and to cause the conditions to the Exchange Offers that are within their control to be satisfied;

(c) to cause the formation of ExchangeCo by no later than ten business days after the Execution Date with respect to the initial Support Parties, and, within five business days of such formation, to cause ExchangeCo to become a party hereto pursuant to joinder documentation reasonably acceptable to the Legal Advisors;

(d) to work cooperatively and to negotiate in good faith with the Support Parties and their advisors to prepare and execute any documentation necessary (including the Transaction Documents);

(e) to provide the advisors to the Support Parties (including the Legal Advisors) reasonable advance notice of and opportunity to review and comment on all Transaction Documents and related notices and instruments, and to give due consideration to their requested comments and revisions thereto;

(f) to issue the Backstop Notes to the Backstop Party on the Closing Date upon receipt of the consideration therefor, pursuant to the Term Sheet;

(g) to not amend or supplement any Transaction Document except in accordance with this Agreement;

(h) to refrain from (i) taking, recommending, proposing, supporting, soliciting, consenting to or participating in any action not required by law that is inconsistent in any material respect with, or that would materially delay or impede approval, execution of documentation for, or implementation or consummation of the Exchange Offers, or that is otherwise inconsistent in any material respect with the express terms of this Agreement, (ii) directly or indirectly, seeking, proposing, supporting, soliciting, encouraging, consenting to, or participating in the formulation of any plan or proposal to restructure the Company or ExchangeCo or any of ExchangeCo’s subsidiaries (after giving effect to the Reorganization Transactions) and (iii) initiating any proceeding under any bankruptcy or insolvency law;

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(i) to disclose by no later than 8:00 a.m. New York City time on the Launch Date (the “Cleansing Date”), by press release, SEC filing or by other public disclosure any then-material nonpublic information (“MNPI”) theretofore disclosed by the Company Parties or their representatives to any Support Parties who have agreed to receive private information from the Company Parties (the “Undisclosed Information”), unless each Support Party who has received such Undisclosed Information has agreed to waive this provision or extend the Cleansing Date; provided, however, that (i) the Company Parties may not provide MNPI to any Support Party without the prior written agreement (which may be by email) of such Support Party and (ii) the Company Parties may provide MNPI to the Legal Advisors so long as any such information is marked “Limited Distribution Information; For Professional Eyes Only” or otherwise clearly indicates that such information may contain MNPI. Prior to the Company providing any MNPI to any Support Party, the Company and such Support Party shall agree on commercially reasonable terms for the confidentiality and disclosure of such MNPI, consistent with the prior agreements between the Company and the Support Parties relating to such matters;

(j)(i) to use commercially reasonable best efforts to cause the New Secured Notes to be rated by Moody’s and S&P as promptly as practicable following the consummation of the Exchange Offers and (ii) request that Moody’s and S&P provide ratings for the New Secured Notes within 180 days following the consummation of the Exchange Offers; and

(k) to pay any premiums and amounts due and payable to each Support Party in accordance with this Agreement and any related letter agreement between the Company and such Support Party; and

(l) to pay the reasonable and documented fees and expenses of each of the Legal Advisors for acting as counsel to the Support Parties in connection with the Exchange Offers through the Closing Date, which fees are due and owing upon the earlier to occur of (i) the termination of this Agreement or (ii) the Closing Date; provided that such fees shall not be due and owing earlier than the third business day after such fees and expenses are invoiced to the Company; provided further, that the requirement that such fees and expenses be documented shall be satisfied if the applicable Legal Advisor provides the Company with summary invoices (which, for the avoidance of doubt, shall not be required to include individual time entries or detail).

8. Termination of Obligations. This Agreement shall terminate and, except as set forth in Section 17 hereof, all obligations of the Parties shall immediately terminate and be of no further force and effect upon the occurrence of any of the following events (each, a “Support Termination Event”):

(a) by the mutual written consent of each of the Company Parties and each of the Support Parties, provided that notice of such termination is provided within one (1) business day of such mutual written consent to the persons and entities listed on Schedule 1 annexed hereto, in accordance with Section 15 hereof;

(b) upon the material breach by any of the Company Parties of any of the undertakings, representations, agreements, warranties or covenants of the Company Parties set

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forth in this Agreement, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach from a Support Party unless waived by such Support Party (it being understood that this Agreement shall terminate only as between such notifying Support Party and the Company Parties, and all terms of this Agreement as among the Company Parties and each other Support Party shall remain in full force and effect);

(c) with respect to any Support Party, upon the material breach by such Support Parties of any of the undertakings, representations, warranties or covenants of such Support Party set forth in the Agreement, including such Support Parties obligations under Sections 5 and 6, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach from the Company Parties unless waived by each of the Company Parties (it being understood that this Agreement shall terminate only as between such Support Party and the Company Parties, and all terms of this Agreement as among the Company Parties and each other Support Party shall remain in full force and effect);

(d) effective immediately upon written notice thereof, and notwithstanding anything to the contrary contained in this Agreement (including, but not limited to, the Term Sheet), if the board of directors of the Company determines in good faith, after receiving advice from counsel, that the Company is required to terminate this Agreement or terminate or modify the Exchange Offers in order for it to comply with applicable law or its fiduciary duties under applicable law;

(e) upon the occurrence of, and a written notification from each Support Party to the Company that it is terminating this Agreement based on the occurrence of, any of the following:

(i) at 8:00 a.m., New York City time, on the Cleansing Date, unless the Company has disclosed, by press release, SEC filing or by other public disclosure any then Undisclosed Information, unless each Support Party who has received such Undisclosed Information has agreed to waive this provision or extend the Cleansing Date;

(ii) at 11:59 P.M. New York City time on the date that is 30 days after the date hereof, unless the Company has commenced the Exchange Offers (the date that the Exchange Offers actually commence, the “Solicitation Commencement Date);

(iii) if the Closing Date has not occurred by the date that is 30 business days after the Solicitation Commencement Date (the “Drop-Dead Date”);

(iv) the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any injunction, ruling or order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and any of the definitive documentation contemplated hereby or the performance of the Company Parties’ obligations under the Exchange Notes;

(v) commencement of an involuntary bankruptcy case against any Company Party or any subsidiary of a Company Party or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company Party, its subsidiary or its debts,

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or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court order grants the relief sought in such involuntary proceeding; or

(vi) any Company Party or any subsidiary of a Company Party taking any of the following actions: (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Party or any subsidiary of a Company Party or for a substantial part of its assets, (D) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) making a general assignment or arrangement for the benefit of creditors or (F) taking any corporate action for the purpose of authorizing any of the foregoing.

Upon the occurrence of a Support Termination Event, unless waived under Section 11, this Agreement shall terminate with respect to the applicable Parties, and each such Party shall be released from its commitments, covenants, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party hereto under or related to this Agreement; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations under this Agreement before the date of such termination, (ii) in the case of the Company Parties, their obligations under Section 7(l) hereof and (iii) obligations under this Agreement which expressly survive any such termination pursuant to Section 17 hereunder.

9. Good Faith Cooperation. The Parties (other than any Support Party with respect to which this Agreement has terminated) shall cooperate with each other in good faith in order to complete the Exchange Offers and the other transactions contemplated by this Agreement, in each case, in accordance with the terms of this Agreement.

10. Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and, except as otherwise specifically provided in Section 8 hereof, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, any order of a court of competent jurisdiction requiring any Party to comply with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

11. Amendments and Waivers. The terms and conditions of this Agreement may be amended, waived or supplemented only with prior written approval of (i) each of the Company Parties party hereto as of the proposed date of amendment; (ii) with respect to the provisions listed in Part 1 of Schedule 2 hereto (the “Specified Provisions”), each of the Support Parties listed in Part 2 of Schedule 2

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hereto (the “Requisite Specified Provisions Support Parties”); (iii) with respect to the provisions listed in Part 4 of Schedule 2 hereto (the “Backstop Party Provisions”), the Support Party listed in Part 4 of Schedule 2 hereto (provided, however, that no term or condition of the Backstop Party Provisions shall be amended, waived or supplemented in accordance with this clause (iii) if such amendment, waiver or supplement would reasonably be expected to have an adverse effect, in any material respect, on the Exchange Offers, any Support Party (other than the Backstop Party) or the holders of the Exchange Notes, taken as a whole (an “Adverse Effect”), it being understood that in any such case in which such an Adverse Effect would be reasonably expected to occur, the proposed amendment, waiver or supplement shall instead be subject to approval in accordance with clause (ii) hereof); (iv) with respect to the provisions listed in Part 5 of Schedule 2 hereto (the “Notes Only Provisions”), each of the Support Parties listed in Part 5 of Schedule 2 hereto (provided, however, that no term or condition of the Notes Only Provisions shall be amended, waived or supplemented in accordance with this clause (iv) if such amendment, waiver or supplement would reasonably be expected to have an Adverse Effect (other than on the Support Parties Listed in Part 5 of Schedule 2 hereto), it being understood that in any such case in which such an Adverse Effect would be reasonably expected to occur, the proposed amendment, waiver or supplement shall instead be subject to approval in accordance with clause (ii) hereof); and (v) except with respect to the Specified Provisions, the Backstop Party Provisions and the Notes Only Provisions, each of the Support Parties listed in Parts 2 and 3 of Schedule 2 hereto (the “Requisite Support Parties”). The consent of the Support Parties listed in Part 3 of Schedule 2 hereto on matters for which the consent of the Requisite Support Parties is required shall not be unreasonably withheld, conditioned or delayed.

12. Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may only be brought in either a state or federal court of competent jurisdiction in the State and County of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

14. Execution Date. This Agreement shall become effective, and each Party hereto shall be bound to the terms of this Agreement, as of the date first written above (the “Execution Date”), provided that the Execution Date for any Joining Party shall be the date that such Joining Party executes the Joinder.

15. Notices. All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Support Parties and the Company Parties, and deemed given when delivered, if delivered by hand, or upon confirmation of transmission, if delivered by email or facsimile, at the addresses and facsimile numbers set forth on Schedule 1 hereto.

16. Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests, including its Participating Notes and any other claims against the Company or other parties. Without limiting the foregoing sentence in any way, after a Support Termination Event, the Parties hereto each fully reserve any and all of their respective rights, remedies, claims and interests, subject to Section 8, in the case of any claim for breach of this Agreement.

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17. Term; Survival. This Agreement shall terminate upon the consummation of the Exchange Offers or any earlier termination in accordance with Section 8. Notwithstanding (i) any transfer of Participating Notes in accordance with Section 6 or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 7(j), 7(l), 12, 13, 14, and 16 through 29 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Support Parties and the Company Parties in accordance with the terms hereof.

18. Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.

19. Third-Party Beneficiary. This Agreement is intended for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or have any rights hereunder.

20. Counterparts; Additional Support Parties. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph. With the consent of the Company Parties (except in connection with a transfer effected pursuant to Section 6 of this Agreement, which shall not require the consent of the Company Parties), any Holder of Existing Notes that is not already an existing Support Party hereto may execute the Joinder and, upon execution and delivery of an acknowledgment thereto by the Company, shall become a Joining Party and shall thereafter be deemed to be a “Support Party” and a Party for all purposes under this Agreement. With respect to the Participating Notes held by the Joining Party, the Joining Party hereby makes the representations and warranties of the Support Parties set forth in Sections 2 and 3 of this Agreement to the other Parties. For avoidance of doubt, the Company Parties shall have no obligation hereunder or under any related letter agreement dated the date hereof to pay any fee, premium or other amount to any Joining Party (other than a Joining Party that attains such status in connection with a transfer effected pursuant to Section 6 of this Agreement).

21. Entire Agreement. This Agreement and any letter agreement between the Company and a party hereto on the date hereof constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations but shall not supersede the Transaction Documents; provided, however, that the Parties acknowledge and agree that any confidentiality agreements heretofore executed between the Company and any Support Party shall continue in full force and effect as provided therein.

22. Several Obligations. The agreements, representations and obligations of the Support Parties under this Agreement are, in all respects, several and not joint, and are made in favor of the Company Parties only and not in favor of or for the benefit of any other Support Party. Any breach of this Agreement by a Support Party shall not result in liability for any other Support Party. The agreements, representations and obligations of the Company Parties under this Agreement are, in all respects, joint and several.

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23. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.

24. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

25. Publicity. The Company shall not, either before or after the Closing Date (a) use the name of any Support Party in any press release or other public disclosure without such Support Party’s prior written consent or (b) disclose to any person, other than legal, accounting, financial and other advisors to the Company, the principal amount or percentage of any Existing Notes held by any Support Party or any of its respective subsidiaries; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of Existing Notes held by the Support Parties as a group. Notwithstanding the foregoing, the Support Parties hereby consent to the disclosure by the Company in the Transaction Documents, or as otherwise required by law or regulation, of the execution, terms and contents of this Agreement and the aggregate principal amount of, and aggregate percentage of, any series of Existing Notes held by the Support Parties as a group. The Company will submit to the Support Parties all press releases and public filings relating to this Agreement or the transactions contemplated hereby and thereby and any amendments thereof at least one (1) business day (or as promptly as practicable if circumstances make it necessary or advisable to issue such press release or make such filing in a shorter time frame, but, in any case, providing the Support Parties with as much time as practicable to review and comment on the applicable press release or public filing) prior to making any such disclosure. The Support Parties shall not (a) use the name of any of the Company Parties in any press release or (b) disseminate to any news media any press releases, public filings, public announcements or other public communications, in the case of each of clauses (a) and (b), relating to this Agreement or the transactions contemplated hereby and any amendments thereof without first (x) submitting such press releases, public filings, public announcements or other public communications to counsel for the Company for review and potential suggestions and (y) receiving the prior written consent of the Company Parties; provided, however, that nothing contained herein shall be deemed to waive, restrict, amend or modify the terms of any existing or future confidentiality or non-disclosure agreement between the Company and any Support Party, including, without limitation, any self-cleansing provisions set forth in any such agreement.

26. Interpretation. For purposes of this Agreement, the use of “commercially reasonable best efforts” shall not include any obligation to (i) make any change to the economic and other terms set forth in the Term Sheet or (ii) pay any fee, amount, premium or other consideration to any person not expressly provided for as of the date hereof in any related letter agreement between the Company and a Support Party.

27. No Offer or Solicitation. Nothing in this Agreement, including the Exhibits hereto, shall constitute an offer to sell or a solicitation of offer to purchase (for cash or exchange) the Exchange Notes or any other security. Any such offer shall be made solely pursuant to the Exchange Offer Materials in final form.

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28. Relationship Among Parties. No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Act.

29. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any fiduciary duty on the part of the Company Parties or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the Company Parties or their affiliated entities, in such Person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of the Company Parties or their affiliated entities. Nothing in this Agreement shall create any fiduciary duty of any of the Support Parties to each other, the Company or any of the Company’s creditors or other stakeholders.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

TOYS “R” US, INC.

By:	/s/ Michael J. Short
Name:	Michael J. Short
Title:	Executive Vice President - Chief Financial Officer

Signature Page to Transaction Support Agreement

Dated: June 13, 2016

SUPPORT PARTY

Name of Institution:	Brigade Capital Management, LP, on
behalf of certain funds and accounts

By:	/s/ Chris Chaice
Name:	Chris Chaice
Title:	Senior Credit Attorney

Telephone:
Facsimile:

PRINCIPAL AMOUNT OF EXISTING NOTES OF SUPPORT PARTY:

Existing 2017 Notes:	$ (all of which are Participating Notes)
Existing 2018 Notes:	$ (all of which are Participating Notes)

NOTES ONLY PARTY:

Yes.

Signature Page to Transaction Support Agreement

Dated: 6/13/2016

SUPPORT PARTY

Loomis, Sayles & Company L.P., as investment manager, on behalf of one or more discretionary accounts holding the Notes (each such account, separately and not jointly, a “Noteholder”)

By:	Loomis, Sayles & Company, Incorporated Its General Partner

By:	/s/ Mari Shimokawa
Name:	Mari Shimokawa
Title:	V.P. & Deputy Chief Compliance Officer

Telephone:
Facsimile:

PRINCIPAL AMOUNT OF EXISTING NOTES OF SUPPORT PARTY:

Existing 2017 Notes:	$
Existing 2018 Notes:	$ (all of which are Participating Notes)

NOTES ONLY PARTY:

Yes.

Signature Page to Transaction Support Agreement

Dated: June 13, 2016

SUPPORT PARTY

Name and Signature of Institution:
CarVal GCF Lux Securities S.à.r.l.
CVIC Lux Securities Trading S.à.r.l.
CVI AA Lux Securities S.à.r.l.

CVIC II Lux Securities Trading S.à.r.l.
CVI CDF Master Fund LP
CVI IOF Master Fund LP
CVI CVF II Lux Securities Trading S.à.r.l.

By: CarVal Investors on behalf of the Funds listed above By: CarVal Investors, LLC its attorney-in-fact

By:	/s/ Jeremiah Gerhardson
Its Duly Authorized Signatory Jeremiah Gerhardson Authorized Signer

Telephone:
Facsimile:

PRINCIPAL AMOUNT OF EXISTING NOTES OF SUPPORT PARTY:

Existing 2017 Notes:	$ (all of which are Participating Notes)
Existing 2018 Notes:	$ (none of which are Participating Notes)

NOTES ONLY PARTY:

No.

Signature Page to Transaction Support Agreement

Dated: June 13, 2016

SUPPORT PARTY

Name and Signature of Institution: OZ MANAGEMENT LP, on behalf of certain of its affiliated investment funds By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

Telephone:
Facsimile:

PRINCIPAL AMOUNT OF EXISTING NOTES OF SUPPORT PARTY:

Existing 2017 Notes:	$ (all of which are Participating Notes)
Existing 2018 Notes:	$

NOTES ONLY PARTY:

No.

Signature Page to Transaction Support Agreement

Dated: June 13, 2016

SUPPORT PARTY

Name and Signature of Institution:

Owl Creek Asset Management, L.P.

By:	/s/ Reuben Kopel
Its Duly Authorized Signatory

Telephone:
Facsimile:

PRINCIPAL AMOUNT OF EXISTING NOTES OF SUPPORT PARTY:

Existing 2017 Notes:	$ (all of which are Participating Notes)
Existing 2018 Notes:	$

NOTES ONLY PARTY:

No.

Signature Page to Transaction Support Agreement

SCHEDULE 1

NOTICE ADDRESSES

If to the Company:

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, New Jersey 07470

Fax No.: (973) 617-4005

Attention: Chetan Bhandari and David Schwartz

chetan.bhandari@toysrus.com

david.schwartz@toysrus.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Marc Jaffe, Senet Bischoff and Benjamin Stern

marc.jaffe@lw.com

senet.bischoff@lw.com

benjamin.stern@lw.com

If to Support Parties:

To the individual named on each Support Party’s signature page with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017-5735

Attention: Adam Moses, Esq. / Haig M. Maghakian, Esq.

amoses@milbank.com

hmaghakian@milbank.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Lawrence G Wee, Esq., Brian S. Hermann, Esq.

lwee@paulweiss.com

bhermann@paulweiss.com

SCHEDULE 2

Part 1: Specified Provisions

•	Section 1(c)

•	Section 1(e)(iv) (except to the extent an amendment to Section 1(e)(iv) would have the effect of extending the Drop-Dead Date)

•	Section 1(e)(v)

•	Section 7(g)

•	The Annex to the Term Sheet (i.e., the structure charts)

•	Exhibits A and B of the Term Sheet

Part 2: Requisite Specified Provisions Support Parties

•	Brigade Capital Management, LP

•	CarVal GCF Lux Securities S.à.r.l., CVIC Lux Securities Trading S.à.r.l., CVI AA Lux Securities S.à.r.l., CVIC II Lux Securities Trading S.à.r.l, CVI CDF Master Fund LP, CVI IOF Master Fund LP and CVI CVF II Lux Securities Trading S.à.r.l.

•	Loomis, Sayles & Company, L.P.

•	OZ Management LP

Part 3: Support Parties (Excluding the Requisite Specified Provisions Support Parties)

•	Owl Creek Asset Management, L.P.

Part 4: Backstop Party

Applicable Provisions:

•	Section 5(f)

•	The “Backstop Commitment” provisions of the Term Sheet

•	The “MFN for Backstop Party on New Money Notes” provisions of the Term Sheet

Applicable Party:

•	The Backstop Party

Part 5: Notes Only

Applicable Provision:

•	Section 5(b)

Applicable Parties:

•	Brigade Capital Management, LP

•	Loomis, Sayles & Company, L.P.

EXHIBIT A

JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of June 13, 2016 (the “Agreement”), by and among Toys “R” Us, Inc. (the “Company”), ExchangeCo (“ExchangeCo”), and certain holders of claims against the Company signatory thereto, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Joining Party” under the terms of the Agreement. The Transferee hereby makes the representations and warranties of the Support Parties (as defined in the Agreement) set forth in Sections 2 and 3 of the Agreement to the other Parties thereto. This joinder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.

Date Executed:

TRANSFEREE

Name of Institution:

By:
Name:
Its:
Telephone:
Facsimile:

PRINCIPAL AMOUNT OF EXISTING NOTES OF TRANSFEREE

Existing 2017 Notes:	$
Existing 2018 Notes:	$

NOTES ONLY PARTY:

[Yes.][No.]

The joinder of the above-named Transferee

to the Support Agreement is hereby acknowledged

and agreed as of the date first written above:

TOYS “R” US, INC.

By:
Name:
Title:

EXHIBIT B

TERM SHEET

TOYS “R” US, INC.

EXCHANGE OFFER TERM SHEET

This term sheet sets forth a summary of the principal terms of the Exchange Offers (as defined herein) and does not purport to summarize all of the conditions, terms, covenants and other provisions which would be contained in definitive legal documentation for the transactions contemplated hereby. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Support Agreement (the “Support Agreement”) to which this term sheet is attached or in Exhibit A attached hereto, as the case may be.

Summary of the Terms of the Exchange Offers

Concurrent Reorganization Transactions	Prior to or concurrently with the consummation of the Exchange Offers (as defined below), Toys “R” Us, Inc., a Delaware corporation (the “Company”) and its subsidiaries will effectuate the internal corporate reorganization transactions agreed to between the parties resulting in the structure depicted in Annex A hereto (the “Reorganization Transactions”).

The Exchange Offers

A Delaware limited liability company formed in the Reorganization Transactions as an indirect wholly-owned subsidiary of the Company (“ExchangeCo”) will offer (the “Exchange Offers”) its newly issued 12.00% Senior Secured Notes due 2021 having the terms set forth on Exhibit A hereto (the “New Secured Notes”) in exchange for up to $400.0 million of the Company’s outstanding 10.375% Senior Notes due 2017 (the “2017 Notes”) and any and all of the Company’s outstanding 7.375% Notes due 2018 (the “2018 Notes” and, together with the 2017 Notes, the “Existing Notes”). The maximum aggregate principal amount of New Secured Notes that may be issued in the Exchange Offers is $525.0 million; provided that if and to the extent that the exchange of all of the Existing Notes tendered in the exchange would result in the issuance of more than $575.0 million of New Secured Notes (including the New Money Notes being issued pursuant to the Backstop Commitment, but excluding New Secured

Notes issued as payment of premiums) (such

amount of New Secured Notes, the “Total Cap”), the Company will reduce acceptance in the Exchange Offer for the 2018 Notes until the principal amount of New Secured Notes being issued complies with the Total Cap. The maximum aggregate amount of cash consideration that will be paid to holders of 2017 Notes in the Exchange Offers will be $150.0 million.

Exchange Consideration

Participating holders of the 2017 Notes in the Exchange Offers may elect to receive only New Secured Notes in exchange for their Existing Notes (the “Notes Only Option”), or may elect to receive New Secured Notes and cash in exchange for their Existing Notes (the “Notes and Cash Option”). The consideration for the Exchange Offers is set forth on Schedule 1 hereto.

Members of the Ad Hoc Group may elect either the Notes Only Option or the Notes and Cash Option with respect to their 2017 Notes (subject to the $525.0 million maximum issuance amount in the Exchange Offers); provided that certain members of the Ad Hoc Group holding approximately 29% of the aggregate outstanding principal amount of the Existing Notes (the “Notes Only Parties”) will agree in the Support Agreements (as defined below) to elect the Notes Only Option with respect to all of their Existing Notes.

Accrued and Unpaid Interest	If Existing Notes are properly tendered (and not validly withdrawn) and accepted for exchange by ExchangeCo pursuant to the Exchange Offers, the holder thereof will be entitled to receive accrued and unpaid interest in cash on such Existing Notes up to, but not including, the Settlement Date (as defined below). The payment of accrued and unpaid interest will be in addition to the Total Consideration or Exchange Consideration, as applicable, that such holder is eligible to receive pursuant to the Exchange Offers.

Additional Conditions

The Exchange Offers will be conditioned on satisfaction or waiver by ExchangeCo of (i) the consummation of the Reorganization Transactions prior to or substantially concurrently with the consummation of the Exchange Offers, (ii) entry into an amendment to the European ABL Facility (as defined below) and an intercreditor agreement providing for the collateral and guarantee arrangements specified herein with respect to the New Secured Notes, (iii) no breach or termination by the Support Parties of their obligation to tender their Existing Notes in the Exchange Offers and (iv) other reasonable conditions customary for a transaction of this nature.

Notwithstanding the foregoing or anything else to the contrary herein, the obligations of the Support Parties to tender in the Exchange Offer pursuant to the Support Agreement will be subject to the conditions set forth herein and therein and the absence of a default by the Company or ExchangeCo under the terms of the Support Agreement or this term sheet.

Expiration Date	The Exchange Offers will expire at Midnight, New York City time, on the 20th business day after commencement of the Exchange Offers, unless extended by ExchangeCo in accordance with, and subject to, the Support Agreement (as such date and time may be extended, the “Expiration Date”).

Early Tender Date	5:00 p.m., New York City time on the 10th business day after commencement of the Exchange Offers, unless extended by ExchangeCo in accordance with, and subject to, the Support Agreement (as such date and time may be extended, the “Early Tender Date”).

Withdrawal Deadline	5:00 p.m., New York City time on the 10th business day after commencement of the Exchange Offers, unless extended by ExchangeCo in accordance with, and subject to, the Support Agreement, or as required by applicable law or regulation (as such date and time may be extended, the “Withdrawal Deadline”). Holders may withdraw tendered Existing Notes at any time prior to the Withdrawal Deadline, but holders may not withdraw tendered Existing Notes on or after such deadline, except as required by applicable law or regulation or, in the case of the Support Parties, in the event that any Company Party has breached the terms hereof or the terms of the Support Agreement.

In addition, the rights of the Support Parties to withdraw Existing Notes tendered in the Exchange Offers will be subject to the terms of the Support Agreement.

Settlement Date	Subject to the terms and conditions of the Exchange Offers, the settlement date for the Exchange Offers will be promptly following the Expiration Date (currently expected to be the third business day following the Expiration Date, but in no event later than the fifth business day following the Expiration Date).

Eligible Holders	The Exchange Offers will be made, and the New Secured Notes will be offered and issued, only (a) to holders of Notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or, in the Company’s sole discretion, “accredited investors” as defined in Rule 501(a) or institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) and (b) outside the United States to holders of Notes who are persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

Lock-Up Premium	Upon consummation of the Exchange Offers, the Company will pay a lock-up premium to the Support Parties in the amount of 2.00% of the aggregate principal amount of Existing Notes tendered in the Exchange Offers by the Support Parties (subject to certain exclusions), which lock-up premium will be paid in New Secured Notes, all on the terms and conditions separately agreed with the Support Parties.

Backstop Commitment

Subject to the terms and conditions set forth in the Support Agreement and the other definitive documentation entered into with a third party (the “Backstop Party”) providing a cash funding commitment in connection with the Exchange Offers (the “Backstop Commitment”), upon the consummation of the Exchange Offers, the Backstop Party will purchase for cash up to, but in no event more than, $50.0 million (the “Backstop Cap”) in aggregate principal amount of New Secured Notes.

The Backstop Commitment will be funded solely to the extent and in the amount necessary to fund the cash consideration for the Exchange Offers, as follows:

1.      The Company will fund the first $50.0 million of cash consideration.

2.      The next $50.0 million of cash consideration will be funded by the Company and the Backstop Party in a 3:2 ratio (i.e., for each dollar, the Company funds $0.60 and the Backstop party funds $0.40).

3.      The next $50.0 million will be funded by the Company and the Backstop Party in a 2:3 ratio (i.e., for each dollar, the Company funds $0.40 and the Backstop party funds $0.60).

MFN for Backstop Party on New Money Notes	The Backstop Party will have a most favored nation right (the “MFN Right”) with respect to the New Money Notes, the duration of which shall be coterminous with the term of the New Secured Notes. The MFN Right shall apply to each debt issuance, exchange transaction, or other refinancing transaction that (i) involves the issuance of new notes that are issued or guaranteed by ExchangeCo or any of its subsidiary guarantors or (ii) is otherwise offered to holders of the Existing Notes following the Exchange Offers (irrespective of the form of consideration involved therewith, except that the MFN Right will not apply to transactions in which the sole consideration offered is cash, including cash tender offers); provided that the MFN right may only be exercised by the Backstop Party once with respect to any particular New Money Notes it holds, and after such exercise, the MFN will no longer apply to such New Money Notes. The MFN Right shall apply to all applicable terms of any such transaction, including, without limitation, interest rate, exchange ratio, premiums and fees/OID (for backstop services or otherwise), in a manner to be agreed upon. The MFN Right shall be personal to the Backstop Party and shall not be transferable. In the event that the Backstop Party has any of its New Secured Notes repurchased by ExchangeCo in a Repurchase Offer, the principal amount of the New Money Notes to which the MFN Right applies will be subject to reduction in proportion to the deemed amount of such New Money Notes treated as being repurchased in such Repurchase Offer in a manner to be agreed upon (treating the New Money Notes to which the MFN Right applies as fungible with the other New Secured Notes issued to the Backstop Party in the Exchange Offers). The MFN Right shall be embodied in definitive documentation reflecting an approach with respect to the implementation thereof that is reasonably acceptable to the Company and the Backstop Party.

Notwithstanding anything to the contrary herein, in no event shall the Company provide to any other party any right, privilege or entitlement of any kind in respect of the matters (or any other substantially similar matters) that are the subject of the immediately preceding paragraph (the “Specified Rights”), in each case, which Specified Rights are more favorable to such other party than are provided to the Backstop Party in the immediately preceding paragraph.

Counsel to Toys “R” Us, Inc.	Latham & Watkins LLP

Counsel to Support Parties	Milbank, Tweed, Hadley & McCloy LLP Paul, Weiss, Rifkind, Wharton & Garrison LLP Expenses of counsel to the Support Parties will be reimbursed to the extent provided in the Support Agreement

Financial Advisor to Toys “R” Us, Inc.	Lazard Freres

Financial Advisor to the Support Parties	GLC Advisors & Co.

Schedule 1

Consideration for the Exchange Offers1

1. Tenders of the 2018 Notes by the Early Tender Date will receive 90% (paid entirely in New Secured Notes).

2. Tenders of the 2017 Notes by the Early Tender Date that select the Notes Only Option will receive par (paid entirely in New Secured Notes).

3. Tenders of the 2017 Notes by the Early Tender Date that select the Notes and Cash Option will receive par, paid in New Secured Notes and cash as follows:

2017 Notes Participation Level	Consideration

Up to 74.9% of outstanding	50% in cash, balance paid in New Secured Notes

75% - 84.9%	52.5% in cash, balance paid in New Secured Notes

85%	55% in cash, balance paid in New Secured Notes

Over 85%[2]	Pro rata share of $150.0 million in cash, balance paid in New Secured Notes

[1]	Consideration for tenders after the Early Tender Date will be 85% in the case of the 2018 Notes and 95% in the case of the 2017 Notes (with the reduction consisting of New Secured Notes, unless the Notes and Cash Option is selected, in which case the reduction will consist of cash).
[2]	Participation capped at 88.9% by virtue of the $400.0 million cap

ANNEX

Summarized Current Structure

Summarized Proposed Final Structure

Exhibit A

Summary Description of New Secured Notes

The New Secured Notes will be governed by an indenture (as amended, the “Indenture”) to be entered into by ExchangeCo, the Guarantors (as defined herein) and an indenture trustee. The following is a summary of certain terms of the Indenture and the New Secured Notes. Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the term sheet to which this Exhibit A is attached.

Issuer	The New Secured Notes will be issued by a newly created, indirect wholly-owned subsidiary of the Company, domiciled in Delaware (“ExchangeCo”). ExchangeCo shall own, directly or indirectly, 100% of the Company’s equity interests in (i) New Japan Parent, TRU Iberia Holdings 1 S.L.U., TRU (Holdings) Limited, TRU Australia Holdings, LLC and their respective subsidiaries (which together comprise the Japan, Europe and Australia operations of the Company), (ii) TRU Asia LLC (which is the indirect parent company of the Company’s approximately 70% ownership interest in its Asia joint venture), and (iii) Wayne Real Estate Parent Company LLC (“Wayne”) and its subsidiaries, all as more fully set forth in the “Proposed Structure” chart set forth above.

New Secured Notes Offered	Up to $575.0 million of 12.00% Senior Secured Notes due 2021 of ExchangeCo, of which up to $525.0 million may be issued in the Exchange Offer, and up to $50.0 million (the “New Money Notes”) may be issued pursuant to the Backstop Commitment, plus such additional principal amount of New Secured Notes as is required to be issued in order to pay transaction premiums to the Support Parties in New Secured Notes.

Maturity	The fifth anniversary of the issue date of the New Secured Notes.

Interest Rate	The New Secured Notes will bear interest at a rate of 12.00% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees

The obligations under the New Secured Notes will be fully and unconditionally guaranteed as to payment by each of the following (the “Guarantors”):

•    the Company;

•    Toys “R” Us Europe LLC, a Delaware limited liability company;

•    DealCoA, a Delaware entity (“DealCoA”);

•    DealCo1, a private limited company organized under the laws of the United Kingdom;

•    DealCo2, a Delaware corporation and the direct parent of ExchangeCo;

•    the entities that are obligors under the asset-based lending facility of the Company’s European subsidiaries (the “European ABL Facility”) listed as guarantors in Exhibit B (provided, that the guarantees of such obligors under the European ABL Facility will be (i) substantially in the form of the guarantees under the European ABL Facility and (ii) subject to a “Specified Debt Intercreditor Agreement” as defined in the European ABL Facility; and provided further that the guarantees by TRU (Holdings) Limited, TRU Europe Limited and TRU (UK) H8 Limited shall in each case be without recourse to stock in excess of 65% of any CFC or FSHCO (each as defined below)); and

•    each of the other entities listed as guarantors in Exhibit B.

In addition, each of ExchangeCo’s (i) future Material Restricted Subsidiaries (defined in a manner to be agreed), other than the Excluded Subsidiaries (as defined below) and (ii) existing and future Restricted Subsidiaries that guarantee any other indebtedness of ExchangeCo or a Guarantor will, in each case, guarantee the New Secured Notes.

“Excluded Subsidiaries” means (i) New Japan Parent, Wayne Parent, TRU Asia LLC and each of their respective existing and future direct and indirect subsidiaries and (ii) any entity (a “FSHCO”) that owns (directly or indirectly) no material assets other than equity interests (or equity interests and debt interests) of one or more “controlled foreign corporations” as defined in Section 957 of the U.S. Internal Revenue Code (a “CFC”).

Unrestricted Subsidiaries	As of the issue date of the New Secured Notes, all of ExchangeCo’s subsidiaries will be Restricted Subsidiaries. The Indenture will contain provisions to be agreed upon relating to the designation of subsidiaries of ExchangeCo as Unrestricted Subsidiaries, with all future subsidiaries not so designated to be Restricted Subsidiaries.

Collateral	The direct and guaranteed obligations under the New Secured Notes will be secured by (i) a first-priority pledge by DealCoA of 100% of the capital stock of DealCo1 held by DealCoA (the “Stock Pledge”) and (ii) a pledge of the specified percentage of stock of the other entities listed as pledgors under the stock pledge column in Exhibit B, in each case having the specified priority. The New Secured Notes will not be secured by liens on any other assets.

Ranking	The New Secured Notes will be general senior obligations of ExchangeCo, ranking pari passu in right of payment with all of its existing and future indebtedness that is not subordinated and senior in right of payment to any subordinated indebtedness.

The guarantees of the New Secured Notes will be general senior obligations of each guarantor, ranking pari passu in right of payment with all of the existing and future indebtedness of such guarantor that is not subordinated and senior in right of payment to any subordinated indebtedness of such guarantor.

The New Secured Notes will require all intercompany indebtedness to be subordinated in right of payment to the New Secured Notes and the guarantees thereof, other than (i) unsubordinated indebtedness outstanding on the commencement date of the Exchange Offers, (ii) any refinancing thereof (including any extension of the maturity date) that does not increase the principal amount (including PIK accretion) outstanding, shorten the maturity date thereof or otherwise have terms and conditions less favorable to the obligor(s) thereon than the indebtedness being extended or refinanced and (iii) any PIK interest or other accretion to the principal amount thereof in accordance with the terms thereof as in effect on the date hereof or as may otherwise be in effect hereafter as a result of an amendment reflecting arms-length terms.

Optional Redemption	On or after the 18-month anniversary of the issue date of the New Secured Notes, ExchangeCo may, at its option, redeem some or all of the New Secured Notes at any time at par, plus accrued and unpaid interest, if any, to but excluding the redemption date. Prior to the 18-month anniversary of the issue date of the New Secured Notes, ExchangeCo may, at its option, redeem up to 10% per year (not to exceed 15% in the aggregate) of the outstanding principal amount of the New Secured Notes at 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the redemption date. In addition, prior to the 18-month anniversary of the issue date of the New Secured Notes, ExchangeCo may, at its option, redeem some or all of the New Secured Notes at any time at par, plus a customary “make-whole” premium based on the reference treasury yield plus 50 basis points, plus accrued and unpaid interest, if any, to but excluding the redemption date. The Indenture will not include an equity-clawback.

Change of Control Offers	If a Change of Control (to be defined in a manner to be agreed) occurs, ExchangeCo must offer to purchase the New Secured Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the purchase date.

Asset Sale Covenant; Asset Sale Offers

Asset Sales must be for fair market value and, except with respect to a Permitted Asset Swap, at least 75% of the consideration must be cash or cash equivalents. Subject to customary reinvestment provisions, the Issuer must offer to repurchase the New Secured Notes at a price equal to par plus accrued and unpaid interest, if any, to but excluding the repurchase date, with the Net Cash Proceeds (to be defined in a manner to be agreed upon) of any Asset Sales (which offer shall permit holders to receive greater than their pro rata share of such Net Cash Proceeds to the extent not all holders participate in such Asset Sale, such that if the aggregate amount of New Secured Notes tendered in the offer is less than or equal to the amount of Net Cash Proceeds applied in the offer, all tendering holders will have their New Secured Notes repurchased). Any repurchase offer described above is referred to as an “Asset Sale Offer,” and an Asset Sale Offer or any other repurchase offer required to be made at par pursuant to repurchase offer provisions substantially the same as those applicable to an Asset Sale Offer is referred to herein as a “Repurchase Offer.”

The definition of “Asset Sales” will exclude:

(1)    issuances, transfers, dispositions or sales of any equity interest in (x) TRU Asia LLC or any of its subsidiaries or (y) New Japan Parent or any of its subsidiaries, in each case so long as

ExchangeCo maintains, directly or indirectly, at least a 50% equity interest (both economic and voting) in TRU Asia LLC and each of its subsidiaries and New Japan Parent and each of its subsidiaries;

(2)    issuances, transfers, dispositions or sales of any equity interest in any future intermediate holding company that is a subsidiary of ExchangeCo and the parent of (x) TRU Asia LLC, (y) New Japan Parent or (z) both TRU Asia LLC and New Japan Parent, in each case so long as (i) ExchangeCo maintains, directly or indirectly, at least a 50% equity interest (both economic and voting) in TRU Asia LLC and each of its subsidiaries and New Japan Parent and each of its subsidiaries; and (ii) except as would be consistent with the last sentence of this paragraph (e.g., to effect an internal corporate reorganization or a merger or acquisition consistent with such sentence), such future intermediate holding company does not hold any equity interests, directly or indirectly, in any other entity or person aside from those expressly enumerated in the foregoing clauses (x) and (y) and any direct or indirect subsidiaries of such entities that are held thereby as of the date hereof after giving effect to the Reorganization Transactions; and

(3)    certain sale-leaseback transactions with respect to Spain Propco,

provided, that in each case, the conditions to exclusion described below are satisfied. Any issuance, transfer, disposition or sale of equity interests in the entities described in clauses (1) and (2), and any sale-leaseback transaction described in clause (3), that does not meet the conditions to exclusion described in clauses (a)-(c) below will constitute an “Asset Sale”

that is subject to the regular provisions of the asset sale covenant (unless such transaction meets another exception to the definition of “Asset Sale”). It is understood and agreed that references above to TRU Asia LLC, New Japan Parent, Spain Propco and their respective subsidiaries (the “Specified Entities”), are intended to refer to those entities substantially as presently constituted as businesses (allowing for organic growth, organic expansion or future mergers and acquisitions in accordance with their respective business strategies in good faith and subject to other limitations to be agreed upon), and in no event shall any businesses, cash flows, liquidity or assets held or operating in, as the case may be, the U.S., Europe, Australia or other countries similarly outside the current scope of the extant operations of the Specified Entities (or in any entity other than the Specified Persons) be transferred, assigned or in any other manner conveyed to any of the Specified Entities, and the Indenture will include provisions to be agreed upon to implement the foregoing understanding.

Any transfer or sale of equity interests of the entities described in clauses (1) and (2), and any sale-leaseback transaction described in clause (3), will constitute an “Asset Sale” unless the following conditions are satisfied:

(a)    such transfer or sale of equity interests, or sale of real property, is for consideration equal to at least the fair market value of the equity interests or assets transferred;

(b)    100% of the consideration for such transfer or sale constitutes cash or cash equivalents;

(c)    ExchangeCo makes an Asset Sale Offer with (i) on or prior to the first anniversary of the issue date of the New Secured Notes, at least 40% of the Net Cash Proceeds and (ii) after the first anniversary of the issue date of the New Secured Notes, at least 50% of the Net Cash Proceeds.

Any issuance, transfer, disposition or sale of equity interests in the entities described in clauses (1) and (2) above, and any sale-leaseback transaction described in clause (3) above, that meets the conditions to exclusion described in clauses (a)-(c) above will constitute an “Excluded Asset Sale.” The change of control, merger covenant, and investment covenant will not otherwise restrict any Excluded Asset Sale that complies with the provisions described herein.

Any Net Cash Proceeds that are not required to be applied to make a Repurchase Offer, or that remain after completion of a Repurchase Offer (collectively, “Available Proceeds”), may be applied by ExchangeCo and its Restricted Subsidiaries in any manner that complies with the applicable covenants of the Indenture. The restricted payments covenant will contain an exception to permit any such Available Proceeds to, following the completion of the Repurchase Offer (if applicable), be dividended or otherwise distributed to the Company so long as (i) they are used solely to repurchase or repay, redeem or defease (a) any portion of the Existing Notes that remains outstanding immediately after the consummation of the Exchange Offers and/or (b) any portion of the B2 or B3 tranche of the Delaware term loan,[3] in each case, outstanding immediately after the consummation of the Exchange Offers and (ii) on a pro forma basis after giving effect to the Asset Sale, Excluded Asset Sale and/or incurrence of indebtedness, as applicable, the ExchangeCo Leverage Ratio (as defined below) is no greater than 4.00x.

[3]	Treatment of temporary funding into ExchangeCo from the Company or Toys Delaware to be determined.

The debt covenant will contain an exception permitting Spain Propco to incur up to $100.0 million in aggregate principal amount of indebtedness for borrowed new money in cash (and permitted refinancings thereof to be agreed upon); provided, that, (i) on a pro forma basis after giving effect to such incurrence, the ExchangeCo Leverage Ratio would not exceed 4.00x (subject to the right of Spain Propco to incur $75.0 million in aggregate principal amount of indebtedness for borrowed new money in cash (and permitted refinancings thereof to be agreed upon) irrespective of its pro forma compliance with the foregoing 4.00x ExchangeCo Leverage Ratio test) and (ii) 50% of the Net Cash Proceeds of any indebtedness incurred pursuant to such exception shall be required to be applied to make a Repurchase Offer pursuant to the procedures described in clause (c) above (with the other 50% available for use as described, and subject to the conditions contained, in the immediately preceding paragraph). The exception described in this paragraph is referred to herein as the “Structurally Senior Debt Basket.”

The debt covenant will also contain an exception permitting ExchangeCo to incur up to $575.0 million of New Secured Notes or other indebtedness (including New Secured Notes issued in the Exchange Offers and pursuant to the Backstop Commitment), plus the amount of New Secured Notes issued in payment of premiums on the closing date of the Exchange Offers; provided that the foregoing exception will only be available until the first to occur of:

(i)     the consummation of an Excluded Asset Sale and the distribution or dividend of any Net Cash Proceeds thereof to the Company; or

(ii)    the incurrence of indebtedness under the Structurally Senior Debt Basket and the distribution or dividend of any Net Cash Proceeds thereof to the Company.

After the occurrence of the events described in clause (i) or clause (ii) of the immediately preceding paragraph, the debt covenant will contain an exception permitting ExchangeCo to incur additional indebtedness so long as on a pro forma basis the ExchangeCo Leverage Ratio would not exceed 4.00x.

“ExchangeCo Leverage Ratio” means the ratio of (i) indebtedness of ExchangeCo and its Restricted Subsidiaries (including, without limitation, indebtedness incurred under the Structurally Senior Debt Basket and the amount of term loan indebtedness of Japan and the French distribution center, but excluding revolving credit indebtedness used for working capital purposes as determined pursuant to a methodology to be agreed upon) less the amount of Net Cash Proceeds to be applied to make a Repurchase Offer that have not yet been applied to (ii) LTM adjusted EBITDA of ExchangeCo (on a proportionate basis with respect to subsidiaries that are not wholly-owned), determined on a pro forma basis.

Restrictive Covenants	The New Secured Notes will be issued under the Indenture, which shall contain customary affirmative and negative high yield covenants, subject to the provisions described in this term sheet (including the provisions described above under “Asset Sale Covenant; Asset Sale Offers”). The Indenture will be based on the indenture for the 2017 Notes (the “2017 Indenture”), as modified to comply with the agreements governing the debt of the Company and its subsidiaries that will remain outstanding after consummation of the Exchange Offer and the Reorganization Transactions, and to reflect the Reorganization Transactions, other considerations relating to the transaction structure, the Stock Pledge, and other appropriate modifications including, without limitation (and without limiting the generality of the foregoing, including the first sentence of this paragraph) covenants (a) restricting new intellectual property or other intercompany agreements providing for fees paid to Toys “R” Us Delaware, or modifications thereof, (b) restricting ExchangeCo’s and its Restricted Subsidiaries ability to dividend, distribute, lend, convey or otherwise transfer any cash or other property in a manner to be agreed, with exceptions to be agreed upon to permit ExchangeCo to make distributions sufficient to allow its direct and indirect parent companies (including the Company, but excluding any direct or indirect holders of equity interests in the Company) to pay taxes (subject to limitations to be agreed), to fund general corporate overhead (provided that distributions to fund general corporate overhead shall not exceed an amount per annum to be agreed), to repay certain subordinated intercompany loans to be agreed upon and, with respect to any Existing Notes not tendered in the Exchange Offers, to fund payments of interest and principal when due, (c) restricting ExchangeCo’s and its Restricted Subsidiaries’ ability to sell, transfer or otherwise dispose of assets of ExchangeCo, the Guarantors or any such Restricted Subsidiaries, (d) restricting the ability of the parties to the Master Lease to terminate, amend or otherwise modify the Master Lease, or take any other action with respect to the Master Lease that could impair, delay, prevent or otherwise adversely affect the ability of Wayne or any subsidiary thereof to dividend, distribute, lend or otherwise transfer any cash or other property to ExchangeCo, (e) restricting ExchangeCo’s and its Restricted Subsidiaries’ ability to issue, guarantee or secure new debt, including new debt senior (contractually, effectively as to security or structurally) or pari passu with the New Secured Notes or any of the guarantees thereof (with exceptions to permit certain subordinated intercompany loans to be agreed upon), (f) restricting the ability of any subsidiary of ExchangeCo to create or suffer to exist any contractual or other similar voluntary restriction on its ability to make distributions, dividends or other payments to ExchangeCo or its Restricted Subsidiaries, (g) requiring Wayne and its subsidiaries to distribute any Excess Cash (to be defined in a manner to be agreed upon) of Propco I to ExchangeCo, and (h) restricting the ability of the Company or any of its subsidiaries that is a direct or indirect parent company of ExchangeCo (each, an “Intermediate Parent”) from creating or suffering to exist any contractual or other similar voluntary restriction on making downstream cash contributions or other investments in ExchangeCo or any such Intermediate Parent to the extent necessary for ExchangeCo to make interest and/or principal payments on the New Secured Notes, in the case of each of the foregoing clauses (a)-(f), in a manner to be agreed upon and with appropriate baskets and/or other exceptions to be agreed upon, as applicable (it being understood that with respect to the restricted payments, asset sales and debt covenants, the principal negotiated baskets and exceptions are described above in clauses (b), (c) and (e), respectively, and under “Asset Sale Covenant; Asset Sale Offers”). The Indenture will also contain restrictive affirmative and negative covenants applicable to the Company based on those in the 2017 Indenture, as modified to reflect the Reorganization Transactions, including, without limitation, restrictions on the ability of the Company and its Restricted Subsidiaries to make other restricted payments and investments (including investments by ExchangeCo or any of its Restricted Subsidiaries in any Unrestricted Subsidiary or joint venture). The exceptions referred to above will include provisions to be agreed in order to accommodate the Company’s existing, or otherwise specified and agreed upon, treasury/cash management requirements.

Certain Propco Defaults	Defaults under the indebtedness of UK Propco and France Propco shall not result in a cross-default or cross-acceleration to the New Secured Notes.

Reporting Covenant	The Indenture will provide for financial and other periodic reporting obligations to be agreed upon.

Additional Amounts	Any payment in respect of a guarantee that is made by a non-U.S. Guarantor shall be made without withholding or deduction on account of any non-U.S. taxes except as required by applicable law. To the extent such withholding or deduction is required to be made, subject to certain customary exceptions, the relevant non-U.S. Guarantor shall pay such additional amounts as may be necessary so that the net amount received by a holder is no less than the amount such holder would have received in the absence of such withholding or deduction.

Tax Redemption	If certain changes in tax law in a relevant tax jurisdiction become effective that would require any Guarantor to pay additional amounts with respect to the guarantees, and such additional amounts cannot reasonably be avoided, then ExchangeCo may redeem the New Secured Notes in whole, but not in part, at any time, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to, but not including, the redemption date.

Registration Rights	None. The New Secured Notes will be 144A-for-life.

Form and Denominations	The New Secured Notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess thereof, except as may be required to consummate the Exchange Offers. The New Secured Notes will be book-entry only and registered in the name of a nominee of DTC. Holders of the New Secured Notes may elect to hold interests in the New Secured Notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system if they are participants in those systems or indirectly through organizations that are participants in those systems.

Governing Law	The New Secured Notes and related documents shall be governed by the law of the State of New York. In addition, the Guarantors and ExchangeCo shall each consent and submit to the jurisdiction of any state or federal court in New York County, New York.

Exhibit B

Guarantors and Stock Pledgors4

Entity	Guarantor	Stock Pledge
DealCoA	YES	NO
DealCoB	NO	NO
DealCo1	YES	YES; 100%; 1st Lien
DealCo2	YES	NO
ExchangeCo	NO	NO
Toys “R” Us, Inc.	YES	NO
New Japan Parent	NO	YES; 65%
TRU Japan Holdings 2 LLC	NO	NO
TRU Japan Holdings LLC	NO	NO
Toys “R” Us –Japan, Ltd.	NO	NO
Wayne Real Estate Parent Company, LLC	NO	NO
Wayne/Propco I Structure	NO	NO
TRU Asia LLC	NO	NO
TRU (BVI) Asia 1 Ltd.	NO	YES; 65%
TRU Thailand LLC	NO	NO
Asia JV Entities (including Toys (Labuan) Holding Limited)	NO	NO
Toys “R” Us-Delaware, Inc.	NO	NO
Giraffe Holdings, LLC	NO	NO
Giraffe Junior Holdings, LLC	NO	NO
Toys “R” Us Property Company II, LLC	NO	NO
Other Toys-DE Subsidiaries	NO	NO
Other Toys, Inc. Subsidiaries	NO	NO
Toys “R” Us Australia Holdings LLC	YES	NO
Toys “R” Us (Australia) Pty Ltd	YES	YES; 100%; 2nd Lien
Babies “R” Us (Australia) Pty Ltd	YES	YES; 100%; 2nd Lien
Toys “R” Us Europe LLC (“Toys Europe”)	YES	NO
Toys “R” Us Iberia, Holdings I S.L.U. (Newco 2)	NO	YES; 65%; 1st Lien
Toys “R” Us Iberia, Holdings 2 S.L.U. (Midco 4)	NO	YES; 65%; 2nd Lien
Toys “R” Us Iberia, S.A.U.	NO	YES; 65%; 2nd Lien
Other Spain Subsidiaries (including Spain Propco)	NO	NO
TRU (Holdings) Limited	YES	YES; 65%; 1st Lien
TRU Europe Limited (Newco 1)	YES	YES; 65%; 1st Lien
TRU (UK) H7 Limited (Midco 1)	YES	YES; 100%; 2nd Lien

TRU (BVI) Finance II, Ltd., Toys “R” Us Financial Services Limited and the other subsidiaries of TRU (UK) H7 Limited (Midco1) that currently guarantee the European ABL Facility (i.e., excluding TRU UK (H5) Limited, TRU (UK) Noteholder Limited and Toys “R” Us Properties (UK) Limited)

	YES	YES (other than TRU (UK) H6, LLC); 100%; 2nd Lien
TRU (UK) H8 Limited (Midco 2)	YES	YES; 65%; 2nd Lien
TRU (France) Holdings Ltd.	NO	YES; 65%; 2nd Lien
Toys “R” Us GmbH	YES	YES; 100%; 2nd Lien
Other Subsidiaries of TRU (UK) H8 Limited (Midco 2)	NO	NO

[4]	Notwithstanding anything herein to the contrary, entities that are designated as Unrestricted Subsidiaries will not provide guarantees and will not have their stock pledged.

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